Exhibit (c) 1


GPU News Release
October 19, 1998

Due Diligence Completed On TMI Unit One, GPU, AmerGen Energy Reach Definitive
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Agreement
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First Of Its Kind Nuclear Plant Sale Moves A Step Closer To Completion

MIDDLETOWN, Pa. -- October 19, 1998 -- In a major step forward toward completion of the sale of its Three Mile Island (TMI) Unit 1 Nuclear Generating Facility, GPU, Inc. (GPU) announced today it has signed a definitive asset purchase agreement with AmerGen Energy Company, owned jointly by PECO Energy Company and British Energy.

The definitive agreement marks the successful completion of three months of on-site due diligence by a team of PECO Energy and British Energy personnel. The asset purchase agreement replaces the letter of intent signed when the process for the sale of the plant was begun on July 17.

While there still are several significant regulatory approvals necessary before the sale can be completed, the transaction would mark the first ever sale of a nuclear power plant in the United States.

Agencies which must approve the sale include the Nuclear Regulatory Commission, Federal Energy Regulatory Commission, Securities and Exchange Commission, Pennsylvania Public Utility Commission and New Jersey Board of Public Utilities. Target date for final regulatory approvals is mid-year 1999.

Until the sale is completed, GPU will continue to be fully responsible for the operation of Unit 1. The sale does not include the shut down TMI Unit 2, which will continue to be owned by GPU.

"This agreement advances GPU's strategy of growing in the infrastructure business and exiting the merchant generation business," said Fred D. Hafer, chairman, president and CEO of GPU. "It is also good for TMI Unit 1 to become part of an organization that is going to become a major nuclear operating company."

"We are very pleased at the positive results of due diligence," said Dickinson Smith, AmerGen CEO. "We look forward to working with GPU Nuclear and its employees during the transition. I see a bright future for TMI Unit 1 and for AmerGen."

Dr. Robin Jeffrey, president of AmerGen and British Energy's executive director, North America, said, "We promised our shareholders a well thought out deal which would add value. I believe due diligence has confirmed we have it. I'm confident that British Energy, working with our U.S. partners, can play a significant role in the developing competitive electric market."

AmerGen was formed last year as a joint venture by PECO Energy, of Philadelphia, Pa., and British Energy, of Edinburgh, United Kingdom (U.K.), to purchase and operate nuclear plants in the U.S. Both have a strong commitment to the future of nuclear power and share similar operational cultures involving people, processes, safety and reliability.

The definitive agreement affirms the sale price of $100 million -- $23 million for the reactor and $77 million, payable over five years, for the plant's nuclear fuel. The ultimate sale price will be partly determined by possible additional payments depending on the actual energy market clearing prices through 2010.

AmerGen will assume full responsibility for the decommissioning of TMI Unit 1, which will be prefunded by GPU up to $320 million.

The agreement includes a power purchase agreement in which GPU Energy, GPU, Inc.'s regulated energy delivery subsidiary, will purchase the energy and capacity from TMI Unit 1 from closing through December 31, 2001.

TMI Unit 1 has one of the highest capacity factors of any nuclear plant in the world and twice set world records for continuous days of operation. Earlier this year, GPU Nuclear received the Utility Achievement Award from the American Nuclear Society for its achievements at TMI.

PECO Energy is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and 400,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 34 billion kwh of electricity in 1997 at its Limerick and Peach Bottom generating stations. PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages and low operating and maintenance costs.

The company also owns and operates coal, natural gas, oil, landfill gas and hydro power plants. PECO Energy's Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.

British Energy provides over 20 percent of Britain's electricity and it is the U.K.'s largest generator. It is the owner and operator of 15 nuclear power reactors in the U.K., with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station. In July, 1996, British Energy was successfully privatized through a public offering of stock. The company has distinguished itself in nuclear operations through its outstanding safety record and by reducing costs and increasing output and profit following privatization.

Headquartered in Edinburgh, Scotland, it has market capitalization of 4bn pounds and 5,300 employees. Its shares were the top performers in the U.K. FTSE 100 Share Index in 1997-98, a year during which its profits trebled.

GPU, Inc., an electric utility holding company, recorded operating revenues of $4.1 billion in 1997. GPU Energy is the trade name for three operating utility subsidiaries - Metropolitan Edison, Pennsylvania Electric and Jersey Central Power & Light - which provide customer service, transmission and distribution services to nearly 2 million customers in Pennsylvania and New
Jersey.

The  GPU  International   Group  has  ownership  and  interests  in  electricity
distribution and supply business in England and Australia and generating facilities in six foreign countries. The company's generation operations are conducted by GPU Generation, Inc. and GPU Nuclear. Corporate functions are performed by GPU Services.



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